Exhibit 99.1
FOR IMMEDIATE RELEASE
Transatlantic Enters into 10b5-1 Plan in Conjunction with Share Repurchase Plan
NEW YORK — September 20, 2011 — Transatlantic Holdings, Inc. (NYSE: TRH) (“Transatlantic” or the “Company”) today announced that it has entered into a Rule 10b5-1 plan (the “Plan”) under the Securities Exchange Act of 1934 to facilitate repurchases of its common stock in connection with the Company’s previously announced $600 million share repurchase plan.
The Plan will become effective on September 26, 2011 and will expire on December 31, 2011, unless terminated earlier in accordance with its terms. The Rule 10b5-1 plan would allow the Company to have shares repurchased during periods when it would ordinarily not be permitted to do so because it may be in possession of material non-public information, of insider trading laws or of self-imposed trading blackout periods. Repurchases of common shares under the 10b5-1 plan will be subject to specified parameters and certain price, market volume and timing constraints, as specified in the Plan. Accordingly, there is no guarantee as to the exact number of shares that will be repurchased under the Plan.
As previously announced on September 16, 2011, the Transatlantic Board of Directors approved a $600 million open market or negotiated share repurchase program, which adds $455 million to the Company’s existing share repurchase authorization. The Company is committed to repurchasing $300 million of shares through December 31, 2011 and plans to repurchase the remaining $300 million of shares during 2012. The share repurchase program is intended to be implemented through purchases made from time to time using a variety of methods, which may include open market or negotiated purchases or purchases through the Plan, all in accordance with Securities and Exchange Commission and other applicable legal requirements.
“Transatlantic is strongly committed to delivering long-term value and returning capital to our stockholders,” said Richard S. Press, Chairman of the Transatlantic Board of Directors. “This share repurchase program reflects the confidence we have in the fundamentals of our business as well as our future growth prospects.”
Goldman, Sachs & Co. and Moelis & Company LLC are acting as financial advisors and Gibson, Dunn & Crutcher LLP and Richards, Layton & Finger, P.A. are acting as legal counsel to Transatlantic.
About Transatlantic Holdings, Inc.
Transatlantic Holdings, Inc. is a leading international reinsurance organization headquartered in New York, with operations on six continents. Its subsidiaries, Transatlantic Reinsurance Company®, Trans Re Zurich Reinsurance Company Ltd. and Putnam Reinsurance Company, offer reinsurance capacity on both a treaty and facultative basis — structuring programs for a full range of property and casualty products, with an emphasis on specialty risks.
Visit — www.transre.com — for additional information about Transatlantic.
Cautionary Note regarding Forward-Looking Statements
This communication contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, these forward-looking statements could be affected by risks that the terminated merger agreement with Allied World Assurance

Company Holdings, AG disrupts current plans and operations; risks that the unsolicited Validus exchange offer, Validus consent solicitation and/or National Indemnity proposal disrupts current plans and operations; the ability to retain key personnel; pricing and policy term trends; increased competition; the impact of acts of terrorism and acts of war; greater frequency or severity of unpredictable catastrophic events; negative rating agency actions; the adequacy of loss reserves; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions; and judicial, legislative, political and other governmental developments, as well as management’s response to these factors; and other risks detailed in the “Cautionary Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of Transatlantic’s Form 10-K and other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Transatlantic is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.
Additional Information About the Validus Exchange Offer
This communication is neither an offer to purchase nor the solicitation of an offer to sell any securities. In response to the exchange offer commenced by Validus, Transatlantic has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC. Investors and security holders are urged to read the Solicitation/Recommendation Statement on Schedule 14D-9 because it contains important information about the Validus exchange offer. All documents, when filed, will be available free of charge at the SEC’s website (www.sec.gov). You may also obtain these documents by contacting Transatlantic’s Investor Relations department at Transatlantic Holdings, Inc., 80 Pine Street, New York, New York 10005, or via e-mail at investor_relations@transre.com.
Additional Information about the Validus Consent Solicitation
Validus has filed a preliminary consent solicitation statement with the SEC relating to Validus’ proposals to, among other things, remove all of Transatlantic’s directors and nominate three new directors to the Transatlantic board of directors. Transatlantic will file with the SEC a consent revocation statement (the “Statement”) in connection with Validus’ solicitation of written consents. Investors and security holders are urged to read the Statement and other documents, when they become available, as they will contain important information. All documents, including the Statement, when filed, will be available free of charge at the SEC’s website (www.sec.gov). You may also obtain these documents by contacting Transatlantic’s Investor Relations department at Transatlantic Holdings, Inc., 80 Pine Street, New York, New York 10005, or via e-mail at investor_relations@transre.com.
Participants in the Solicitation
Transatlantic, its directors and executive officers may be deemed to be participants in a solicitation of Transatlantic’s stockholders in connection with the Validus consent solicitation. Information about Transatlantic’s directors and executive officers is available in Transatlantic’s proxy statement dated April 8, 2011 for its 2011 Annual Meeting of Stockholders. Additional information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, to the extent applicable, will be contained in the Statement.
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Contacts:
Investors:
Thomas V. Cholnoky
Transatlantic Holdings, Inc.
Senior Vice President, Investor Relations
1-212-365-2292
investor_relations@transre.com
or
Tom Gardiner / 1-212-440-9872
Donna Ackerly / 1-212-440-9837
Georgeson Inc.
transatlantic@georgeson.com
Media:
Steve Frankel/Eric Bonach
Joele Frank, Wilkinson Brimmer Katcher
1-212-355-4449
sfrankel@joelefrank.com
ebonach@joelefrank.com
or
Anthony Herrling/JoAnne Barrameda
Brainerd Communicators
1-212-986-6667
Ex. 738 (Herrling)/ex. 749 (Barrameda)
herrling@braincomm.com
barrameda@braincomm.com